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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                                  Navtech, Inc.

                                (Name of Issuer)

                          Common Stock, $.001 par value

                         (Title of Class of Securities)

                                  63935 Q 10 0

                                 (CUSIP Number)

                                 April 26, 2001

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]  Rule 13d-1(b)
[X]    Rule 13d-1(c)
[   ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 63935 Q 10 0


    1.       Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Alain Mallart ("Mallart")

             Finextern S.A. ("Finextern")




    2.       Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)
             (b)




    3.       SEC Use Only




    4.       Citizenship or Place of Organization.

             Mallart - France

             Finextern - Belgium




Number of                   5.          Sole Voting Power
Shares
Beneficially                            Mallart - 0
Owned by                                Finextern - 0
Each Reporting
Person With



                            6.          Shared Voting Power

                                        Mallart - 207,000

                                        Finextern - 207,000



                            7. Sole Dispositive Power

                                   Mallart - 0

                                   Finextern - 0



                           8. Shared Dispositive Power

                                Mallart - 207,000

                                Finextern - 207,000

    9.       Aggregate Amount Beneficially Owned by Each Reporting Person

             Mallart - 207,000
             Finextern - 207,000




    10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)




    11.      Percent of Class Represented by Amount in Row (11)

             Mallart - 5.4%

             Finextern - 5.4%




    12.      Type of Reporting Person (See Instructions)

             Mallart - IN

             Finextern - CO

Item 1.              (a)
                            Name of Issuer

                            Navtech, Inc.
                     (b)
                            Address of Issuer's Principal Executive Offices

                            2340 Garden Road, Suite 102
                            Monterey, California  93940
Item 2.              (a)
                            Name of Person Filing

                            Alain Mallart ("Mallart")

                            Finextern S.A. ("Finextern")
                     (b)
                            Address of Principal Business Office or, if none, Residence

                                Mallart -38 avenue des Klauwaerts
                                         1050 Inxelles, Belgium

                                Finextern - 82 avenue de Tervueren
                                            Etterbeck 1040 Brussels, Belgium
                     (c)
                            Citizenship

                            Mallart - France

                            Finextern - Belgium
                     (d)
                            Title of Class of Securities

                            Common Shares, par value $.001 per share

                     (e)    CUSIP Number

                            63935 Q 10 0


Item 3.        This statement is not filed pursuant toss.ss.240.13d-1(b) or
                240.13d-2(b) or (c).

Item 4.        Ownership.


                     (a)    Amount beneficially owned as of April 26, 2001:
                            Mallart - 207,000

                            Finextern - 207,000

                     (b)
                            Percent of class:
                            Mallart - 5.4%
                            Finextern - 5.4%

                      (c)    Number of shares as to which the person has:

                            (i)       Sole power to vote or to direct the vote
                                             Mallart - 0
                                             Finextern - 0

                            (ii)      Shared power to vote or to direct the vote
                                             Mallart - 207,000
                                             Finextern - 207,000

                            (iii)     Sole power to dispose or to direct the
                                        disposition of
                                              Mallart - 0
                                              Finextern - 0

                            (iv)     Shared power to dispose or to direct the
                                       disposition of
                                              Mallart - 207,000
                                              Finextern - 207,000


Item 5.       Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not applicable.

Item 8.       Identification and Classification of Members of the Group

         Not applicable.


Item 9.       Notice of Dissolution of Group

          Not applicable.


Item 10.       Certification
                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and were not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                               /s/ Alain Mallart
                              -------------------------------
                              Alain Mallart

                                 May 4, 2001
                              -------------------------------
                               Date


                              FINEXTERN S.A.

                              By: /s/ Alain Mallart
                                ----------------------------
                                Signature

                                 Alain Mallart, Administrateur Delegue
                               ----------------------------
                               Print Name / Title

                                 May 4, 2001
                               ----------------------------
                               Date